Filed Pursuant to Rule 424(b)(3)
File No. 333-191913

CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 2 Dated June 24, 2014

To Prospectus Dated April 30, 2014

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2014 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

Acquisitions

The following section supplements the discussion contained in the “Prospectus Summary—Description of Properties” section, which begins on page 7 of the Prospectus.

General Property Information
Hotels	City	State	Acquisition Date	Ownership Percentage	Rooms	Type of Hotel
Hyatt Place Austin Downtown	Austin	TX	April 1, 2014	100%	296	Select-Service
Courtyard Times Square West	New York	NY	May 27, 2014	100%	224	Select-Service
Sheraton Austin Hotel at the Capitol	Austin	TX	May 28, 2014	80%	365	Full-Service
Marriott Boca Raton at Boca Center	Boca Raton	FL	June 12, 2014	100%	256	Full-Service

Our Lodging Portfolio

The following section supplements the discussion contained in the “Our Lodging Portfolio” section, which begins on page 68 of the Prospectus.

The table below sets forth information with respect to the hotels as of the date of this prospectus (dollars in thousands).

Hotels	State	Acquisition Date	Rooms	Type of Hotel	CWI Ownership %	CWI Investment(1)	Acquisition Fees Paid to Advisor	Initial Debt	Interest Rate	Maturity Date
Hyatt Place Austin Downtown	TX	April 1, 2014	296	Select-Service	100%	$86,673	$2,258	$56,500	4.88%	4/2024
Courtyard Times Square West	NY	May 27, 2014	224	Select-Service	100%	$87,444	$2,353	$56,000	4.62%	6/2021
Sheraton Austin Hotel at the Capitol	TX	May 28, 2014	365	Full-Service	80%	$90,224	$2,177	$67,000	3.96%	6/2019
Marriott Boca Raton at Boca Center	FL	June 12, 2014	256	Full-Service	100%	$61,794	$1,833	$34,000(2)	3.40%	7/2019

(1) This information is based on the current best estimates of management. Accordingly, this figure is subject to change.

(2) The mortgage loan is for up to $41.0 million, of which $34.0 million was drawn at closing.

The table below presents information about renovations as of the date of this prospectus. Hotels not listed have no significant renovations planned in the near term.

Hotel	Proposed Renovations
Sheraton Austin Hotel at the Capitol

As of the date of this prospectus, an estimated $5.8 million renovation is planned for the hotel and is expected to be funded primarily by lender-held escrow accounts and cash accounts.  This renovation, which is currently anticipated to be completed in the second half of 2015, will include hard and soft goods replacement in guestrooms, and renovation of all public spaces including the lobby, restaurant, and meeting space.

Marriott Boca Raton at Boca Center

As of the date of this prospectus, an estimated $7.2 million renovation is planned for the hotel and is expected to be funded primarily by future renovation draws on the related mortgage loan.  This renovation, which is currently anticipated to be completed in mid-2015, will include hard and soft goods replacement in guestrooms, as well as a meeting space and guestroom corridor refresh.

The following section replaces the discussion and tables regarding occupancy, ADR and RevPAR contained on pages 70 to 71 in the “Our Lodging Portfolio” section of our Prospectus.

The following tables present occupancy, ADR and RevPAR of the hotels in which we had an ownership interest as of the date of this prospectus for the calendar years 2009 through 2013 and the three months ended March 31, 2014, including periods prior to ownership.

Occupancy (%) (1)
Hotel	2009	2010	2011	2012	2013	2014
Hyatt New Orleans French Quarter	42.5%	71.9%	70.7%	63.8%	78.8%	82.3%
Hampton Inn Boston Braintree	63.2%	73.5%	75.5%	70.7%	70.2%	61.9%
Hilton Garden Inn New Orleans French Quarter / CBD	61.9%	76.5%	81.8%	79.4%	71.9%	84.9%
Lake Arrowhead Resort and Spa	47.2%	43.8%	50.1%	45.1%	45.2%	35.3%
Westin Atlanta Perimeter North	67.6%	69.8%	69.6%	74.8%	73.6%	65.8%
Courtyard San Diego Mission Valley	76.5%	84.5%	85.4%	85.0%	83.0%	89.4%
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	60.1%	69.0%	63.3%	71.5%	67.5%	73.3%
Hampton Inn Frisco Legacy Park	70.5%	73.3%	76.0%	74.2%	74.0%	72.5%
Hampton Inn Memphis Beale Street	71.4%	72.7%	75.5%	80.7%	78.7%	70.5%
Hampton Inn Birmingham Colonnade	72.6%	70.5%	66.2%	66.8%	64.3%	62.3%
Hilton Garden Inn Baton Rouge Airport	73.4%	74.3%	68.0%	68.4%	63.0%	75.5%
Courtyard Pittsburgh Shadyside	79.7%	81.7%	80.4%	76.6%	69.3%	43.8%
Hutton Hotel Nashville(2)	39.2%	64.7%	72.9%	76.2%	79.0%	79.8%
Holiday Inn Manhattan 6th Avenue Chelsea	85.7%	92.7%	92.9%	91.2%	91.8%	86.0%

Fairmont Sonoma Mission Inn & Spa	69.4%	72.6%	71.2%	68.2%	70.0%	68.1%
Marriott Raleigh City Center	57.4%	65.6%	69.4%	72.0%	71.9%	75.1%
Hawks Cay Resort	49.9%	54.9%	58.2%	59.0%	63.5%	74.1%
Renaissance Chicago Downtown Hotel	75.3%	73.9%	73.1%	78.4%	78.2%	59.7%
Hyatt Place Austin Downtown(3)	N/A	N/A	N/A	N/A	62.7%	75.6%
Courtyard Times Square West(4)	N/A	N/A	N/A	N/A	77.9%	83.0%
Sheraton Austin Hotel at the Capitol	71.2%	76.3%	79.2%	82.8%	77.0%	80.9%
Marriott Boca Raton at Boca Center	72.9%	76.0%	71.3%	77.6%	88.7%	92.6%

(1)          Occupancy is the percentage of rooms sold divided by rooms available.

(2)          The Hutton Hotel Nashville opened in February 2009.

(3)          The Hyatt Place Austin Downtown opened in March 2013.

(4)          The Courtyard Times Square West opened in May 2013.

ADR(1)
Hotel	2009	2010	2011	2012	2013	2014
Hyatt New Orleans French Quarter	$128.63	$116.08	$124.32	$149.49	$163.21	$191.13
Hampton Inn Boston Braintree	$114.70	$117.62	$126.24	$133.44	$141.08	$125.44
Hilton Garden Inn New Orleans French Quarter/CBD	$117.47	$121,24	$127.67	$145.23	$159.24	$175.79

Lake Arrowhead Resort and Spa	$157.60	$164.08	$152.60	$174.69	$173.19	$177.44
Westin Atlanta Perimeter North	$100.48	$102.45	$108.94	$109.06	$109.74	$110.06
Courtyard San Diego Mission Valley	$107.67	$113.04	$116.36	$124.79	$125.10	$115.02
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	$131.89	$136.74	$127.46	$137.11	$140.93	$146.46
Hampton Inn Frisco Legacy Park	$104.14	$ 99.19	$105.23	$108.76	$111.78	$115.48
Hampton Inn Memphis Beale Street	$153.05	$150.83	$153.61	$158.59	$165.86	$169.97
Hampton Inn Birmingham Colonnade	$100.79	$ 98.24	$100.09	$100.57	$100.31	$98.29
Hilton Garden Inn Baton Rouge Airport	$106.97	$102.14	$100.69	$110.79	$111.29	$104.43

Courtyard Pittsburgh Shadyside	$145.45	$142.63	$146.41	$156.07	$163.53	$151.20
Hutton Hotel Nashville(2)	$142.08	$152.90	$165.40	$180.64	$204.93	$199.40
Holiday Inn Manhattan 6th Avenue Chelsea	$178.78	$197.30	$214.38	$226.65	$209.79	$150.52
Fairmont Sonoma Mission Inn & Spa	$260.02	$262.91	$285.87	$309.63	$309.47	$236.16
Marriott Raleigh City Center	$125.29	$125.39	$133.11	$135.71	$138.10	$145.85
Hawks Cay Resort	$254.62	$245.50	$279.50	$291.63	$287.66	$120.04
Renaissance Chicago Downtown Hotel	$186.97	$197.32	$203.30	$208.41	$220.87	$168.44
Hyatt Place Austin Downtown(3)	N/A	N/A	N/A	N/A	$204.66	$235.52
Courtyard Times Square West(4)	N/A	N/A	N/A	N/A	$252.27	$185.51
Sheraton Austin Hotel at the Capitol	$131.16	$128.32	$134.04	$145.95	$166.55	$182.85
Marriott Boca Raton at Boca Center	$118.08	$121.77	$127.80	$133.27	$136.40	$204.08

(1) ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

(2) The Hutton Hotel Nashville opened in February 2009.

(3) The Hyatt Place Austin Downtown opened in March 2013.

(4) The Courtyard Times Square West opened in May 2013.

RevPAR(1)
Hotel	2009	2010	2011	2012	2013	2014
Hyatt New Orleans French Quarter	$ 54.65	$ 83.49	$ 87.93	$ 95.39	$128.68	$157.23
Hampton Inn Boston Braintree	$ 72.48	$ 86.42	$ 95.37	$ 94.40	$ 99.01	$77.64
Hilton Garden Inn New Orleans French Quarter / CBD	$ 72.67	$ 92.80	$104.48	$115.31	$114.44	$149.16
Lake Arrowhead Resort and Spa	$ 74.35	$ 71.89	$ 76.42	$ 78.83	$ 78.33	$62.68
Westin Atlanta Perimeter North	$ 67.91	$ 71.51	$ 75.82	$ 81.53	$ 80.82	$72.44
Courtyard San Diego Mission Valley	$ 82.37	$ 95.57	$ 99.31	$106.11	$103.78	$102.86
Hilton Southeast Portfolio
Hampton Inn Atlanta Downtown	$ 79.22	$ 94.31	$ 80.62	$ 98.00	$ 95.15	$107.39
Hampton Inn Frisco Legacy Park	$ 73.42	$ 72.72	$ 79.98	$ 80.71	$ 82.72	$83.72

Hampton Inn Memphis Beale Street	$109.30	$109.59	$116.01	$127.91	$130.49	$119.80
Hampton Inn Birmingham Colonnade	$ 73.18	$ 69.25	$ 66.30	$ 67.15	$ 64.46	$61.21
Hilton Garden Inn Baton Rouge Airport	$ 78.48	$ 75.89	$ 68.42	$ 75.82	$ 70.14	$78.89
Courtyard Pittsburgh Shadyside	$115.88	$116.59	$117.72	$119.49	$113.39	$66.23
Hutton Hotel Nashville(2)	$ 55.67	$ 98.97	$120.50	$137.61	$161.95	$159.12
Holiday Inn Manhattan 6th Avenue Chelsea	$153.22	$182.95	$199.06	$206.65	$192.48	$129.43
Fairmont Sonoma Mission Inn & Spa	$180.49	$190.82	$203.65	$211.31	$216.69	$160.77
Marriott Raleigh City Center	$ 71.96	$ 82.21	$ 92.44	$ 97.72	$ 99.29	$109.53
Hawks Cay Resort	$127.15	$134.70	$162.76	$172.05	$182.53	$88.96
Renaissance Chicago Downtown Hotel	$140.81	$145.87	$148.69	$163.41	$172.81	$100.62
Hyatt Place Austin Downtown(3)	N/A	N/A	N/A	N/A	$128.31	$178.07
Courtyard Times Square West(4)	N/A	N/A	N/A	N/A	$196.40	$154.00
Sheraton Austin Hotel at the Capitol	$93.44	$97.87	$106.15	$120.91	$128.31	$147.98
Marriott Boca Raton at Boca Center	$86.10	$92.52	$91.08	$103.44	$121.00	$188.90

(1) RevPAR is room revenue divided by available rooms.

(2) The Hutton Hotel Nashville opened in February 2009.

(3) The Hyatt Place Austin Downtown opened in March 2013.

(4) The Courtyard Times Square West opened in May 2013.

The following table presents occupancy, ADR and RevPAR of our lodging portfolio as a whole compared to the U.S. Lodging Industry performance, per Smith Travel Research.

	March 31, 2014
	CWI	U.S. Lodging Industry
Occupancy	70.9%	59.2%
ADR	$172.08	$112.45
RevPAR	$122.03	$66.59